Exhibit 99.1

Media Contact:	Investor Relations Contact:
Jeremy King	Dana Nolan
(205) 264-4551	(205) 264-7040

Record Performance. Accelerating Growth. Regions reports 2021 earnings of $2.4 billion, earnings per diluted share of $2.49
Generates highest pre-tax pre-provision income(1) on record.

BIRMINGHAM, Ala. - (BUSINESS WIRE) - Jan. 20, 2022 - Regions Financial Corp. (NYSE:RF) today announced earnings for the fourth quarter and full-year ended Dec. 31, 2021. The company reported fourth quarter net income available to common shareholders of $414 million and earnings per diluted share of $0.43. For the full year 2021, the company reported net income available to common shareholders of $2.4 billion and record pre-tax pre-provision income(1) of $2.7 billion. Compared to full-year 2020, total revenue and pre-tax pre-provision income(1) both grew 2 percent. Adjusted revenue(1) increased 3 percent, and adjusted pre-tax pre-provision income(1) increased 2 percent.

“Regions delivered strong results throughout 2021 with record pre-tax pre-provision income(1) for the year, net retail checking account growth that exceeded the previous three years combined, and our lowest annual net charge-off ratio since 2006. Further, during the fourth quarter alone, we completed three acquisitions that will grow and diversify our revenue by adding to our specialty capabilities for clients across our high-growth footprint,” said John Turner, President and CEO of Regions Financial Corp. “We have also invested in key hires who are helping us expand our presence in vibrant markets and thriving business sectors. More than ever before, we have the talent, the products and services, and an innovation mindset that are helping us deliver comprehensive financial solutions for today's clients.

“Our teams have proven we are adaptive and forward thinking in how we fulfill our purpose and mission to create shared value and make life better for our stakeholders,” Turner added. “While challenges from the pandemic remain, we see optimism among our clients and strength in our markets, and we are well positioned to generate further growth as we execute our strategic plan.”

Regions is competitively positioned to generate long-term results based on several factors, including:

A Strong Foundation: Three Key Factors for Growth
1) Expanded Specialty Capabilities:
•Within the fourth quarter of 2021, Regions completed three acquisitions that expand and enhance services to support further revenue growth and diversification. This allows the company to meet more financial needs for people and businesses that already bank with Regions - while welcoming more customers who value the services delivered by these newly acquired companies:

•EnerBank: A point-of-sale lender that finances a wide range of home improvement projects, EnerBank is part of Regions' strategy to serve as the premier lender to homeowners. Through EnerBank's services, Regions is well positioned to not only provide mortgage and refinancing solutions for homeowners, but also financial tools to help people make upgrades and improvements to what is often their most valuable asset. EnerBank has been incorporated into Regions' Consumer Banking group.

•Sabal Capital Partners, LLC: Sabal leverages an innovative, technology-driven origination and servicing platform to facilitate off-balance-sheet lending in the small balance commercial real estate market. Sabal, a top originator of Fannie Mae and Freddie Mac small-balance commercial real estate loans, has a growing presence in non-agency commercial mortgage-backed securities loan originations as well. It has been incorporated into Regions' Real Estate Capital Markets group.

•Clearsight Advisors, Inc.: Clearsight provides mergers and acquisition (M&A) advisory capabilities to businesses serving the high-growth technology industry and knowledge economy. Currently being incorporated into Regions' Capital Markets division, Clearsight represents another opportunity to deepen relationships with business clients while enhancing revenue diversification through high-value, fee-based financial services.

2) Technology:
•Regions knows the front door to the bank is not always at the branch. The entryway is often online, in the app, at an ATM, or over the phone. The bank's continued investments in technology are paying off:

•Mobile Banking App: 4.8/5 Rating in Apple Store
•Digital Adoption: Full-year 2021 active digital users are up 7%, including active mobile banking users up 12%
•Digital Sales: Full-year 2021 deposit accounts opened and loans booked increased 36% YoY
•Digital Transactions: Approximately 70% of fourth quarter 2021 consumer transactions occurred through digital channels

3) A Vibrant, High-Growth Footprint:
•Regions is operating in many of the best markets in the country. Population trends and business growth add to the thriving nature of Regions' footprint.
•Regions is investing in the service and delivery channels customers use most. This means, in addition to technology enhancements, the company continues optimizing its branch network to deliver locations that are built around the needs of today's consumers. Among examples:

•The company is opening modern branches in growing markets such as Metro Atlanta, Central Florida, and South Florida.
•This is in addition to branch investments made in key Texas markets, such as Greater Houston and the Dallas-Fort Worth Metroplex.
•Strong talent hires are adding to Regions' ability to deepen relationships with existing customers while attracting new clients that value Regions' relationship-based approach to delivering financial solutions.

•In addition to growth markets, Regions is ensuring its core markets are backed by the resources, experience, and services necessary to keep Regions top-of-mind for customers while continuing to grow already-strong customer bases.

•Regions' investments are paying off. Across the company, Regions:
•Grew consumer checking accounts by 3 percent and small business accounts by 5 percent
•2021 net retail account growth exceeds the previous 3 years combined and represents a growth rate that is 3 times higher than pre-pandemic levels
•Increased new corporate loan production by approximately 30 percent and generated record Capital Markets revenue of $331 million, representing the company's highest level since it began rebuilding its Capital Markets business in 2014.

SUMMARY OF FULL-YEAR AND FOURTH QUARTER 2021 RESULTS:

	Quarter Ended			Year Ended
(amounts in millions, except per share data)	12/31/2021	9/30/2021	12/31/2020	2021	2020
Net income	$438	$651	$616	2,521	1,094
Preferred dividends and other	24	27	28	121	103
Net income available to common shareholders	$414	$624	$588	$2,400	$991

Weighted-average diluted shares outstanding	958	962	965	963	962
Actual shares outstanding—end of period	942	955	960	942	960

Diluted earnings per common share	$0.43	$0.65	$0.61	$2.49	$1.03

Selected items impacting earnings:
Pre-tax adjusted items(1):
Adjustments to non-interest expense(1)	$(16)	$(20)	$(57)	$(49)	$(102)
Adjustments to non-interest income(1)	—	3	31	26	81
Total pre-tax adjusted items(1)	$(16)	$(17)	$(26)	$(23)	$(21)

After-tax preferred stock redemption expense(1)	$—	$—	$—	$(13)	$—

Diluted EPS impact*	$(0.01)	$(0.01)	$(0.01)	$(0.03)	$(0.01)

Pre-tax additional selected items**:
CECL provision (in excess of) less than net charge-offs***	$(66)	$185	$132	$728	$(818)
Capital markets income - CVA/DVA	—	1	8	8	13
MSR net hedge performance	(5)	(15)	(6)	(19)	10
PPP loan interest income****	39	31	—	153	103
COVID-19 related expenses	—	—	(3)	—	(29)
Pension settlement charges	(3)	(8)	—	(11)	—
4Q20 reduction in unrecognized tax benefits	—	—	24	—	24

*        Based on income taxes at an approximate 25% incremental rate. Second quarter of 2021 bank-owned life insurance claim is tax free.
**     Items impacting results or trends during the period, but are not considered non-GAAP adjustments. These items generally include market-related measures, impacts of new accounting guidance, or event driven actions.
***     Fourth quarter and full-year 2021 amounts include $145 million for the initial allowance for non-purchased credit deteriorated acquired EnerBank loans. Full-year 2020 includes $64 million for the initial allowance for non-purchased credit deteriorated acquired Ascentium loans.
**** Interest income for the Small Business Administration's Paycheck Protection Program (PPP) loans includes estimated funding costs.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance. Non-GAAP adjusted items(1) in the current quarter reflect, among other items, approximately $15 million in professional fees and related costs associated with the company's fourth quarter acquisitions.

Total revenue

	Quarter Ended
($ amounts in millions)	12/31/2021	9/30/2021	12/31/2020	4Q21 vs. 3Q21		4Q21 vs. 4Q20
Net interest income	$1,019	$965	$1,006	$54	5.6%	$13	1.3%
Taxable equivalent adjustment	10	11	11	(1)	(9.1)%	(1)	(9.1)%
Net interest income, taxable equivalent basis	$1,029	$976	$1,017	$53	5.4%	$12	1.2%
Net interest margin (FTE)	2.83%	2.76%	3.13%
Adjusted net interest margin (FTE) (non-GAAP)(1)	3.34%	3.30%	3.40%

Non-interest income:
Service charges on deposit accounts	$166	$162	$160	4	2.5%	6	3.8%
Card and ATM fees	127	129	117	(2)	(1.6)%	10	8.5%
Wealth management income	100	95	89	5	5.3%	11	12.4%
Capital markets income	83	87	110	(4)	(4.6)%	(27)	(24.5)%
Mortgage income	49	50	75	(1)	(2.0)%	(26)	(34.7)%
Commercial credit fee income	23	23	22	—	—%	1	4.5%
Bank-owned life insurance	14	18	43	(4)	(22.2)%	(29)	(67.4)%
Securities gains (losses), net	—	1	—	(1)	(100.0)%	—	NM
Market value adjustments on employee benefit assets*	—	5	7	(5)	(100.0)%	(7)	(100.0)%
Gains on equity investment	—	—	6	—	NM	(6)	(100.0)%
Other	53	79	51	(26)	(32.9)%	2	3.9%
Non-interest income	$615	$649	$680	$(34)	(5.2)%	$(65)	(9.6)%
Total revenue	$1,634	$1,614	$1,686	$20	1.2%	$(52)	(3.1)%

Adjusted total revenue (non-GAAP)(1)	$1,634	$1,611	$1,655	$23	1.4%	$(21)	(1.3)%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.

Total revenue of approximately $1.6 billion increased 1 percent on both a reported and an adjusted basis(1) compared to the third quarter of 2021. Net interest income increased 6 percent compared to the third quarter driven primarily by the EnerBank acquisition and higher Paycheck Protection Program (PPP) forgiveness income. Excluding these items and a large interest recovery in the third quarter, net interest income remained stable. Loan growth and hedging income offset pressure on asset yields from the low interest rate environment. Strong deposit growth trends continued, and cash balances rose to new record levels, negatively impacting the reported net interest margin. Excluding the impact of PPP interest income and excess cash balances held at the Federal Reserve, the company's adjusted net interest margin(1) increased 4 basis points to 3.34 percent, attributable mostly to the EnerBank acquisition.

Non-interest income decreased 5 percent on both a reported and an adjusted basis(1) compared to the third quarter of 2021. Wealth management increased 5 percent compared to the prior quarter driven by higher investment management & trust fees. Service charges reflected a seasonal increase of 2 percent while mortgage income and card & ATM fees remained relatively stable. Capital markets income decreased 5 percent during the fourth quarter; however, 2021 represents the company's highest annual capital markets income since it began rebuilding its capital markets business in 2014. Other non-interest income declined 33 percent primarily due to an increase in the value of certain equity investments and the sale of certain small dollar equipment loans and leases during the prior quarter.

Non-interest expense

	Quarter Ended
($ amounts in millions)	12/31/2021	9/30/2021	12/31/2020	4Q21 vs. 3Q21		4Q21 vs. 4Q20
Salaries and employee benefits	$575	$552	$581	$23	4.2%	$(6)	(1.0)%
Equipment and software expense	96	90	90	6	6.7%	6	6.7%
Net occupancy expense	76	75	78	1	1.3%	(2)	(2.6)%
Outside services	41	38	37	3	7.9%	4	10.8%
Professional, legal and regulatory expenses	33	21	21	12	57.1%	12	57.1%
Marketing	32	23	26	9	39.1%	6	23.1%
FDIC insurance assessments	13	11	12	2	18.2%	1	8.3%
Credit/checkcard expenses	15	16	13	(1)	(6.3)%	2	15.4%
Branch consolidation, property and equipment charges	—	—	7	—	—%	(7)	(100.0)%
Visa class B shares expense	8	4	6	4	100.0%	2	33.3%
Loss on early extinguishment of debt	—	20	14	(20)	(100.0)%	(14)	(100.0)%
Other	94	88	102	6	6.8%	(8)	(7.8)%
Total non-interest expense	$983	$938	$987	$45	4.8%	$(4)	(0.4)%
Total adjusted non-interest expense(1)	$967	$918	$930	$49	5.3%	$37	4.0%

NM - Not Meaningful

Non-interest expense increased 5 percent on both a reported and an adjusted basis(1) compared to the third quarter of 2021 and includes the impact of the company's EnerBank, Sabal Capital Partners, and Clearsight Advisors acquisitions, which closed during the fourth quarter. Salaries and benefits increased 4 percent, driven primarily by higher incentive compensation and base salaries, as well as some inflationary pressures. Full-time equivalent associate headcount increased by approximately 660 positions during the quarter driven primarily by acquisitions, but also reflects key hires to support strategic initiatives within other revenue-producing businesses. Elevated incentive compensation is due primarily to exceptionally strong 2021 performance, including credit. Most other expense categories also increased during the quarter, but were partially offset by a loss on early extinguishment of debt incurred during the prior quarter.

The company's fourth quarter efficiency ratio was 59.8 percent on a reported basis and 58.8 percent on an adjusted basis(1). The effective tax rate was 18.9 percent and includes a discrete income tax benefit related to state income tax true-ups.

Loans and Leases

	Average Balances

($ amounts in millions)	4Q21	3Q21	4Q20	4Q21 vs. 3Q21		4Q21 vs. 4Q20
Commercial and industrial	$42,254	$41,892	$43,889	$362	0.9%	$(1,635)	(3.7)%
Commercial real estate—owner-occupied	5,649	5,682	5,708	(33)	(0.6)%	(59)	(1.0)%
Investor real estate	7,185	7,311	7,448	(126)	(1.7)%	(263)	(3.5)%
Business Lending	55,088	54,885	57,045	203	0.4%	(1,957)	(3.4)%
Residential first mortgage	17,413	17,198	16,433	215	1.3%	980	6.0%
Home equity	6,334	6,523	7,411	(189)	(2.9)%	(1,077)	(14.5)%
Consumer credit card	1,155	1,128	1,190	27	2.4%	(35)	(2.9)%
Other consumer—exit portfolios	1,160	1,363	2,187	(203)	(14.9)%	(1,027)	(47.0)%
Other consumer	5,398	2,253	2,398	3,145	139.6%	3,000	125.1%
Consumer Lending	31,460	28,465	29,619	2,995	10.5%	1,841	6.2%
Total Loans	$86,548	$83,350	$86,664	$3,198	3.8%	$(116)	(0.1)%

Adjusted Business Lending (non-GAAP)(1)	$54,000	$52,747	$52,905	1,253	2.4%	$1,095	2.1%
Adjusted Consumer Lending (non-GAAP)(1)	30,300	27,102	27,432	3,198	11.8%	2,868	10.5%
Adjusted Total Loans (non-GAAP)(1)	$84,300	$79,849	$80,337	$4,451	5.6%	$3,963	4.9%

NM - Not meaningful.

Average loans and leases increased 4 percent compared to the prior quarter and includes the benefit of approximately $3 billion in acquired loan balances associated with the company's fourth quarter EnerBank acquisition. Excluding the acquired EnerBank loans, average loans and leases increased modestly. Excluding the company's consumer exit portfolios, as well as outstanding PPP loans, adjusted average and ending loans and leases(1) increased approximately 6 percent and 7 percent respectively. Adjusted average business lending(1) increased 2 percent led by growth in corporate and middle market lending across asset-based lending, healthcare, government, transportation, and technology and defense. While still below pre-pandemic levels, commercial loan line utilization levels ended the quarter at approximately 42.3 percent, increasing 240 basis points over the prior quarter. Loan production continues to be strong with year-to-date loan commitment growth of approximately $4.7 billion. Adjusted average consumer lending(1) increased 12 percent attributable primarily to the EnerBank acquisition, but also reflects growth in residential first mortgage and consumer credit card partially offset by declines in consumer exit portfolios and home equity lending.

Deposits

	Average Balances

($ amounts in millions)	4Q21	3Q21	4Q20	4Q21 vs. 3Q21		4Q21 vs. 4Q20
Customer low-cost deposits	$130,177	$127,369	$114,158	$2,808	2.2%	$16,019	14.0%
Customer time deposits	6,505	4,527	5,598	1,978	43.7%	907	16.2%
Corporate treasury time deposits	—	1	11	(1)	(100.0)%	(11)	(100.0)%
Corporate treasury other deposits	—	—	—	—	NM	—	NM
Total Deposits	$136,682	$131,897	$119,767	$4,785	3.6%	$16,915	14.1%

($ amounts in millions)	4Q21	3Q21	4Q20	4Q21 vs. 3Q21		4Q21 vs. 4Q20
Consumer Bank Segment	$80,930	$79,098	$69,912	$1,832	2.3%	$11,018	15.8%
Corporate Bank Segment	42,659	42,525	40,581	134	0.3%	2,078	5.1%
Wealth Management Segment	10,054	9,873	8,884	181	1.8%	1,170	13.2%
Other	3,039	401	390	2,638	NM	2,649	NM
Total Deposits	$136,682	$131,897	$119,767	$4,785	3.6%	$16,915	14.1%

Total average deposit balances increased 4 percent to a new record high in the fourth quarter of 2021. Excluding approximately $2.7 billion of acquired EnerBank deposits, which are included in Other deposits, total average deposits increased 2 percent. Consumer, Corporate, and Wealth Management deposits all increased compared to the third quarter.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	12/31/2021	9/30/2021	12/31/2020
ACL/Loans, net	1.79%	1.80%	2.69%
ALL/Loans, net	1.69%	1.71%	2.54%
Allowance for credit losses to non-performing loans, excluding loans held for sale	349%	283%	308%
Allowance for loan losses to non-performing loans, excluding loans held for sale	328%	269%	291%
Provision for (benefit from) credit losses	$110	$(155)	$(38)
Net loans charged-off	$44	$30	$94
Net loan charge-offs as a % of average loans, annualized	0.20%	0.14%	0.43%
Non-performing loans, excluding loans held for sale/Loans, net	0.51%	0.64%	0.87%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale	0.54%	0.66%	0.91%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale*	0.70%	0.80%	1.10%
Total TDRs, excluding loans held for sale	$518	$546	$602
Total Criticized Loans—Business Services**	$2,905	$3,054	$3,800
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

This quarter's provision includes $145 million related to the initial allowance for non-purchased credit deteriorated loans acquired from EnerBank; the acquisition closed on Oct. 1, 2021. Continued improvements in the economic outlook and positive credit performance partially offset the initial EnerBank allowance resulting in a net $110 million provision for credit losses during the fourth quarter of 2021. The resulting allowance for credit losses was equal to 1.79 percent of total loans and 349 percent of total non-performing loans, excluding loans held for sale. Annualized net charge-offs increased 6 basis points to 0.20 percent of average loans during the fourth quarter and included the impact from the EnerBank acquisition. Full-year 2021 net charge-offs were 24 basis points representing the company's lowest level since 2006. Total non-performing loans, excluding loans held for sale, and total business services criticized loans improved during the quarter. Overall asset quality continues to reflect broad-based improvement across most commercial and consumer loan portfolios, as well as elevated recoveries associated with strong collateral asset values.

Capital and liquidity

	As of and for Quarter Ended
	12/31/2021	9/30/2021	12/31/2020
Common Equity Tier 1 ratio(2)	9.5%	10.8%	9.8%
Tier 1 capital ratio(2)	11.0%	12.3%	11.4%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	6.83%	7.79%	7.91%
Tangible common book value per share (non-GAAP)(1)*	$11.38	$12.32	$11.71
Loans, net of unearned income, to total deposits	63.1%	63.1%	69.6%
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.
Regions maintains a solid capital position as estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 11 percent and 9.5 percent respectively at quarter-end.

During the fourth quarter, the company repurchased 12.8 million shares of common stock for a total of $300 million through open market purchases and declared $160 million in dividends to common shareholders.

(1)Non-GAAP; refer to pages 6, 8, 12, 13, 14, 16, 20, 22, 23 and 26 of the financial supplement to this earnings release.
(2)Current quarter Common Equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
In addition to the live audio webcast at 10 a.m. ET on January 20, 2022, an archived recording of the webcast will be available at the Investor Relations page of www.regions.com following the live event. A replay of the earnings call will also be available beginning Thursday, January 20, 2022, at 1:30 p.m. ET through Sunday, February 20, 2022. To listen by telephone, please dial 855-859-2056, and use access code 1295669.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $163 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,300 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.
•Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.
•The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses, operations, and financial results and conditions. The duration and severity of any pandemic, including the COVID-19 pandemic, could disrupt the global economy, adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses.
•Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in tax law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.
•The effect of new tax legislation and/or interpretation of existing tax law, which may impact our earnings, capital ratios, and our ability to return capital to shareholders.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.
•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.
•Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.
•Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.
•Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.
•Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors.
•Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the changes in U.S. presidential administration, control of the U.S. Congress, and changes in personnel at the bank regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders.
•Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.
•Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.
•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.
•Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our businesses.
•Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives.
•The risks and uncertainties related to our acquisition or divestiture of businesses, including our recently completed acquisitions of EnerBank, Sabal Capital Partners, and Clearsight Advisors, and risks related to such acquisitions, including that the expected synergies, cost savings and other financial or other benefits may not be realized within the expected timeframes, or might be less than projected; difficulties in integrating the businesses; and the inability of Regions to effectively cross-sell products following these acquisitions.
•The success of our marketing efforts in attracting and retaining customers.
•Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.
•Fraud or misconduct by our customers, employees or business partners.
•Any inaccurate or incomplete information provided to us by our customers or counterparties.
•Inability of our framework to manage risks associated with our businesses, such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for our businesses on acceptable terms.
•The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses.
•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and frequency of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.
•Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our businesses and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.
•Our ability to achieve our expense management initiatives.
•Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.
•Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.
•The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.
•Our ability to receive dividends from our subsidiaries, in particular Regions Bank, could affect our liquidity and ability to pay dividends to shareholders.
•Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.
•Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of any damage to our reputation resulting from developments related to any of the items identified above.
•Other risks identified from time to time in reports that we file with the SEC.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2020 and the "Risk Factors" of Regions' Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 as filed with the SEC.
Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the COVID-19 pandemic (including any resurgences) and the direct and indirect impact of the COVID-19 pandemic on our customers, third parties and us.
The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the impact of SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, and any related allowance are excluded from total loans and total allowance which are the denominator and numerator, respectively, used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation

Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.